CAMBREX CORPORATION

EXHIBIT 21

Subsidiaries of Registrant

Subsidiary	Incorporated in:

Cambrex Charles City, Inc.	Iowa

Cambrex Profarmaco Milano S.r.l.	Italy

Cambrex Karlskoga AB	Sweden

AS Cambrex Tallinn	Estonia